Financial Supplement 1Q 2023

2 Overview of Nicolet Bankshares, Inc. Source: Internal reports (1) As defined in the FDIC Liquidity & Funds Management Manual (2) Excludes deposits over $250k with pledged securities Core Deposit Advantage Core Deposit Balances ($B) Core Deposit by Length of Relationship Core Deposits by Type as of 3/31/2023 Deposit Commentary • Core deposit balances declined 2.7% during the quarter, however a portion of the decline was due to seasonal runoff of municipal deposits, which have historically declined ~10% during the quarter (-6.4% in 2023) • Approximately 83% of core deposit balances and 87% of accounts with balances > $1 million have been with Nicolet more than 5 years • Our Top 100 and Top 250 depositors comprise 15% and 21% of total deposits as of 3/31/23. Only one account is defined as a “large depositor” per FDIC (>2% of total)(1) • Approximately 27% of deposits are uninsured as of 3/31/23(2) $6.41 billion$6.59 billion

Securities Portfolio / Liquidity

Nicolet BANKSHARES, INC.

AFS Investment Portfolio - $1.02 billion(1)



Agencies 1%
US Treasuries (<6 month maturity) 14%
US Treasuries 4%
Corporates 12%
Municipals 39%
Mortgage Backed 30%

	12/31/22 Actual(2)	3/31/23 Actual	3/31/23 Adjusted(3)
Average Yield(4)	1.90%	2.25%	2.59%
Effective Duration	3.55 years	3.91 years	4.52 years

Sources of Liquidity ($M)(5)

FHLB Borrowing Availability	$547
Fed Funds Lines	155
Fed Discount Window	11
Immediate Funding Availability	$713
Unencumbered AFS Securities	$609
Less: Securities retained per policy(5)	(403)
Brokered/CDARS capacity	1,210
Guaranteed portion of SBA loans	89
Other funding sources	28
Short-term Funding Availabilty	$1,533
Total Contingent Funding Sources	$2,246
% of uninsured deposits	*119%*
Uninsured deposits	$1,893

Source: Internal reports
(1) Fair value as of 3/31/2023
(2) Includes available-for-sale and held-to-maturity securities
(3) Excludes $150 million of UST securities that mature in May, July, and August of 2023 (weighted average yield of 0.28%)
(4) The yield on tax-exempt investment securities is computed on a tax-equivalent basis using a federal tax rate of 21%.
(5) Excludes outstanding FHLB borrowings and roughly $400 million of current AFS portfolio retained per internal treasury liquidity policy (10% of assets). Short-term funding availability defined as funding that could be secured between 2 and 30 days

3

4 Overview of Nicolet Bankshares, Inc. Source: Internal reports Margin / Loan Repricing Trends Monthly Yield, Cost, and Net Interest Margin Trends (prior six months) Loan Portfolio Repricing by Year (including yields) ($M)

5 Overview of Nicolet Bankshares, Inc. Source: Internal reports * Estimated as of 4/18/2023 Strong Capital Position Key Consolidated Capital Ratios (3/31/23 versus 12/31/22) 2023 Capital Priorities 1) Capital Preservation/Build 2) Return to Shareholders – Board to consider limited share buybacks & shareholder dividend 3) M&A – Lower priority given volatile stock market and economic uncertainty, however well positioned for opportunities

Mike Daniels PRESIDENT & CEO 920.430.7318 mdaniels@nicoletbank.com Phil Moore CHIEF FINANCIAL OFFICER 920.617.5325 pmoore@nicoletbank.com Eric Radzak CORPORATE DEVELOPMENT OFFICER / INVESTOR RELATIONS 920.617.4540 eradzak@nicoletbank.com